EXHIBIT A

JOINT FILING AGREEMENT

Macquarie Group Limited, Macquarie Group Services Australia Pty Limited, Macquarie Infrastructure Management (USA) Inc. and Macquarie Private Wealth Inc. in compliance with Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, hereby agree that the statement on Schedule 13D to which this Agreement is attached as an exhibit is, and any amendments thereto filed by any of us will be, filed on behalf of each such company, that each such company is responsible for the timely filing of the Schedule 13D and any amendments thereto and for the completeness and accuracy of the information concerning such company contained therein.

Each of the parties hereby agrees, that additional persons who may after the date hereof  be deemed to be the direct or indirect beneficial owners of the same equity security as a party hereto and required to be reported to the Securities and Exchange Commission (a “New Party”) may be added as a party this agreement by signing a counterpart hereof.  An amendment to this agreement is deemed effective upon the signature of such new party and the amendment of the applicable Annex which may be affixed to this agreement as amended.

Date: March 8, 2013

By Macquarie Group Limited:

By: /s/ Heidi Mortensen	By: /s/ Clara Kwan
Name: Heidi Mortensen	Name: Clara Kwan
Title: Attorney-in-Fact	Title: Attorney-in-Fact

By Macquarie Group Services Australia Pty Limited:

By: /s/ Heidi Mortensen	By: /s/ Clara Kwan
Name: Heidi Mortensen	Name: Clara Kwan
Title: Attorney-in-Fact	Title: Attorney-in-Fact

By Macquarie Infrastructure Management (USA) Inc.:

By: /s/ James Hooke
Name: James Hooke
Title: President and Chief Executive Officer

By Macquarie Private Wealth Inc.

By: /s/ Daniel Bowering
Name: Daniel Bowering
Title: Chief Compliance Officer